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Exhibit 3.1.1

                                                                           FILED
                                         In the office of the Secretary of State
                                                      of the State of California
                                                                     APR 15 1998
                                                                         1611505

                           ARTICLES OF INCORPORATION

                                       OF

                                     VOXEL



                                       I

      The name of this corporation is Voxel.

                                       II

      The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

      The name and address in the State of California of this corporation's initial agent for service of process is: Francis S. Currie, Two Palo Alto Square, Suite 900, Palo Alto, CA 94306.

                                       IV

      This corporation is authorized to issue only one class of shares of stock, designated "Common Stock." and the total number of shares which this corporation is authorized to issue is 1,000,000.

                                       V

      This corporation is authorized to provide for, through bylaw provisions or through agreements with the agents, or both, the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of the corporation in excess of that expressly permitted by said Section 317 for said agents to the

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fullest extent permissible under California law, subject to the limitations set forth in Section 204 of the California General Corporation Law in actions brought by or on behalf of the corporation for breach of duty to this corporation or its shareholders.

     DATED: April 13, 1998


                                        /s/ John V. Roos
                                        ----------------------------------------
                                        John V. Roos, Incorporator

      I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

                                        /s/ John V. Roos
                                        ----------------------------------------
                                        John V. Roos